SASCO CAPITAL, INC.
                          STATEMENT OF POLICY REGARDING
                        PERSONAL INVESTMENTS BY EMPLOYEES
                   INVOLVED IN THE INVESTMENT OF CLIENT ASSETS
                                 AUGUST 31, 2000

APPLICABILITY:
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          This Policy applies to those employees of Sasco Capital, Inc. ("SCI")
          involved in the management of Client Assets and provides guidelines for the conduct of their personal investments. In general, applicability is intended to cover all employees who have direct responsibility for or knowledge of investment policy and employees who provide support service to the staff.

PREAMBLE:
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          The investment management of the Client Assets involves decisions and information which, if not kept in confidence, could have at least a temporary impact on market prices. Every practical step must be taken to prevent an intentional or inadvertent action based on inside information while at the same time avoiding unnecessary or complex interference with the privacy and freedom of the individuals concerned.

SCOPE:
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          The provisions of this Policy apply to every security transaction in which an employee has, or by reason of such transaction acquires, any direct or indirect beneficial interest in any account over which he has any direct or indirect control. Generally, an employee is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him or her. A person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian or other entity) if by reason of any contract, understanding or relationship, the employee obtains or may obtain therefrom benefits substantially equivalent to those of ownership. One does not derive a beneficial interest by virtue of serving as a

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          trustee or executor unless they, or a member of their immediate family, have a vested interest in the income or corpus of the trust or estate. When employees serve in any such capacity, they should at all times avoid conduct in conflict with the interest of SCI's clients.

PRE-CLEARANCE PROCEDURES:
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          The following pre-clearance procedures must be followed when buying or selling any security that: (i) is held in SCI's client portfolio; (ii) has been placed on SCI's research list; or (iii) is being sold in an initial public offering or in a private offering. Any individual contemplating buying or selling any such security must first obtain pre-clearance approval from SCI's assigned Managing
          Director/Compliance Officer prior to executing any such transaction. Approval will be granted if:
          1) SCI is not actively engaged in buying or selling the particular security on the day pre-clearance is requested; and
          2) SCI is not actively considering purchase or sale of such security in the next 5 business days; and
          3) SCI has no "working order" with specific price limits in place with Sasco Capital's trader at the time approval is requested.
          4) The particular security is not on SCI's active research list for possible purchase consideration in the immediate future.
          5) With respect to securities offered in initial public offerings and private offerings, the investment opportunity should not be reserved for an SCI client and is not being offered to the individual because of his or her position with SCI.
          The assigned Compliance Officer will maintain a log detailing all transactions approved for clearance. In it will be recorded information with regard to every pre-clearance request as follows:
          1)   Date
          2)   Name of person making request
          3)   Name of security requiring pre-clearance


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
          4)   Compliance Officer's approval ("Yes" or "No")

EXEMPTED TRANSACTIONS:
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          The above pre-clearance procedures shall not apply to:
          1) Purchase or sale of any security that is not held in SCI's portfolio or placed on its research list.
          2) Purchase or sales of securities which had been placed by a person with their broker at an earlier date with a "good till cancel" order specifying certain price limits.
          3) Purchases which are part of an automatic dividend reinvestment plan.
          4) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities.

REPORTING:
---------
          All individuals are required, within 10 days of commencement of employment and, thereafter within 30 days after the end of each calendar year, to report all of their personal investments, as well as the name of any broker, dealer, or bank with whom the individual maintained an account in which any such investments were held, to the assigned Compliance Officer.
          To facilitate the annual holdings report requirement, all individuals are required to submit to the assigned Compliance Officer a monthly report that contains the following information:
          1)   The date of the transaction, the title and the number of shares.
          2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).
          3)   The price at which the transaction was effected; and
          4) The name of the broker, dealer or bank with or through whom the transaction was effected.

INTERPRETATIONS AND EXCEPTIONS:
------------------------------
          Any question regarding the applicability, meaning or administration of this Policy shall be referred by the person concerned in advance of any contemplated transaction to two Managing Directors. Exemption from one or


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          more of the above provisions may be granted only if, in the judgment of two Managing Directors, the fundamental fiduciary obligation of the persons involved is not compromised. If prohibited transactions should cause a hardship for any individual, a request for an exception setting forth the basic facts should be submitted in writing to two Managing Directors and outside Legal Counsel.

SANCTIONS:
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          Any breach of these provisions may constitute grounds for dismissal from employment with SCI.

ACKNOWLEDGMENT:
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          Each employee to whom this Policy is applicable shall receive a copy of this Policy and shall sign a receipt for same, in the format attached as the last page of this policy, which shall constitute the employee's agreement to comply with the terms of this Policy.



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